Exhibit 10.26

EXPENSE SHARING AGREEMENT

AGREEMENT by and among T Bank N.A. (the “Bank”), and Tectonic Holdings, LLC, all its current and future wholly owned subsidiaries (the “Company”), dated as of this 5th day of February, 2018 and effective as of May 15, 2017 (the “Agreement”).

WHEREAS, it is in the intent of the Bank and the Company (each a “Party” and together the “Parties”) that each Party hereto pay, or provide reimbursement, as appropriate, for the operating expenses, fees, and costs which are allocable to such Party; and

WHEREAS, each Party hereto will act in good faith to perform its obligations hereunder.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Each Party shall pay the expenses incurred in its operations and shall not be responsible for the payment of the expenses of the other Party.

2.	For each service performed under this agreement, a separate lettered exhibit shall be attached hereto which describes the services to be performed and the agreed upon fee for such services. Such exhibit shall include the method of allocation when such services are of a general nature.

3.	When third party goods or services are paid for by one Party, but another Party actually receives the benefit of such goods or services, then the Party requesting reimbursement for payment shall support such request with copies of actual invoices from the third party providing the goods or services or other documentary support that is mutually agreed upon by the Parties. To the extent such goods or services directly or indirectly benefit more than one Party, then the method of allocation shall be mutually agreed upon and attached as a lettered exhibit hereto.

4.	Whenever this agreement calls for reimbursement from one Party to another for expenses paid to a third party, such reimbursement shall occur within 15 business days following a request for payment. With respect to expenses that are allocated monthly, the allocation shall be determined and reimbursement made within 15 business days following the end of each calendar month.

5.	This agreement shall be (i) binding upon and insure to the benefit of any successor, whether by statutory merger, acquisition of assets or otherwise, to the Parties hereto, to the same extent as if the successor had been an original party to the agreement and (ii) governed by, and construed in accordance with, the laws of the State of Texas.

6.	This agreement shall be in effect for a period ending December 31, 2019 and shall automatically renew thereafter for one year periods, unless 30 calendar days prior written consent (prior to the end of a calendar year) is provided by the terminating party. The earliest written notice can be provided is not less than 30 calendar days before December 31, 2019.

In WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed by their duly authorized representatives on the date first written above.

T Bank N.A.

By:	/s/ Patrick Howard
Patrick Howard T Bank N.A. President and CEO

Tectonic Holdings, LLC

By: Tectonic Services, LLC
Its: Manager

By:	/s/ A. Haag Sherman
A. Haag Sherman, Chief Executive Officer

Exhibit “A”

Management and Oversight Services

Dated January 1, 2018

The Bank’s officers have expertise in various areas of banking, financial services, corporate operations, information technology, risk management, accounting, compliance, and human resource management. The Company, from time-time, can benefit from the managerial expertise of the Bank’s officers. The Company may request, and the Bank may provide, in its sole discretion, managerial expertise which will primarily benefit the Company under the following terms and conditions:

1.	At the Company’s request, the Bank’s President and CEO, Chief Information Officer, Compliance Officer, Chief Trust Officer, Chief Financial Officer, and other officers or employees (together the “Bank Officers”) may devote time and resources to specific and/or ongoing projects, duties, or functions primarily benefiting the Company (collectively the “Services”).

2.	The Bank’s President and CEO will have sole authority to authorize any Bank Officer to perform Services benefiting the Company. In all instances, Bank Officers will only perform Services to the extent that it does not detract from the Bank Officer’s primary job responsibilities at the Bank. The Bank President and CEO, and/or its Board of Directors may, at any time, restrict any Bank Officer from performing any Service if, in their sole discretion, the Bank Officer’s primary responsibilities at the Bank are not being fully, timely, and satisfactorily fulfilled.

3.	Bank Officers will not be required to perform any Services outside of their normal, routine work schedule.

4.	Compensation. The Bank will invoice the Company each calendar quarter for the time and direct costs associated with the Services provided. The hourly rate for each Bank Officer’s time will be billed at the rate of the Bank Officer’s current base salary as of the time of the invoice plus the Bank Officer’s prior year bonus, multiplied by 120% and divided by 2,080.

5.	Retainer. As of the date above, the Company agrees to the following schedule of hours as an on-going monthly Retainer for Services. The Services are generally described in a letter dated December 28, 2017 to the Company incorporated herein by reference.

A.       President & CEO – 40

B.       Chief Information Officer – 50

C.       Chief Financial Officer – 24

D.       Compliance Officer – 10

E.       Trust Officer – 3

Additional hours will be detailed by month for any Services performed that exceed the allotted time under the Retainer or are performed by another officer/employee of the Bank not covered by the Retainer.

6.	Direct Costs will be billed at cost and, as required, copies of invoices provided.

Acknowledgments:

T Bank N.A.

By:	/s/ Patrick Howard
Patrick Howard T Bank N.A. President and CEO

Tectonic Holdings, LLC

By: Tectonic Services, LLC
Its: Manager

By:	/s/ A. Haag Sherman
A. Haag Sherman, Chief Executive Officer